                                                                  EXHIBIT 11.1

                        COMPUTATION OF PER SHARE LOSS

                                                                                                          FOR THE
                                                        FOR THE YEAR ENDED DECEMBER 31,            SIX MONTHS ENDED JUNE 30,
                                                    --------------------------------------         -------------------------
                                                     1993            1994            1995            1995            1996
                                                    ------          ------          ------          -------         -------
Earnings per Common and
Common Equivalent Share:

Estimated Initial Public Offering Price........         12.00           12.00           12.00          12.00           12.00


Common Stock:

Weighted Average Common
Shares Outstanding during Period...............     1,160,000       1,173,000       1,189,000      1,173,000       1,223,000

Shares of Common Stock issued within
the last twelve months preceding the
initial filing date............................     1,272,000       1,272,000       1,272,000      1,272,000       1,272,000
                                                    ---------       ---------       ---------      ---------       ---------
                                                    2,432,000       2,445,000       2,461,000      2,445,000       2,495,000
Common Stock Equivalents:

Common Stock options and warrants granted
within the last twelve months preceding the
initial filing date...........................      1,212,000       1,212,000       1,212,000       1,212,000       1,212,000

Preferred Stock convertible into Common Stock
and sold within the last twelve months
preceding the initial filing date.............      4,019,000       4,019,000       4,019,000       4,019,000       4,019,000
                                                    ---------       ---------       ---------       ---------       ---------
                                                    5,231,000       5,231,000       5,231,000       5,231,000       5,231,000

Weighted average common and
common equivalent shares.......................     7,663,000       7,676,000       7,692,000       7,676,000       7,726,000
                                                    =========       =========       =========       =========       =========
Net loss for period............................      (732,000)     (1,115,000)     (3,352,000)        (57,000)     (2,229,000)
                                                    =========       =========       =========       =========       =========
Loss per share.................................         (0.10)          (0.15)          (0.44)          (0.01)          (0.29)
                                                    =========       =========       =========       =========       =========


See note 1 of the notes to the financial statements for an explanation regarding per share calculation.